                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-95649

PROSPECTUS SUPPLEMENT NO. 6 DATED AUGUST 25, 2000

TEKELEC
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$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
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     The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000, as amended and supplemented by supplement no. 1 thereto dated March 15, 2000; supplement no. 2 thereto dated May 16, 2000; supplement no. 3 thereto dated July 10, 2000; supplement no. 4 thereto dated August 1, 2000; and supplement no. 5 thereto dated August 8, 2000. The prospectus relates to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding a selling securityholder whose beneficial ownership of notes has changed from the information set forth in the prospectus, as amended. The following table is based upon information provided to us by or on behalf of the selling securityholder named below and indicates with respect to such selling securityholder:

     o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of August 25, 2000;

     o the maximum amount of notes that such selling securityholder may offer under the prospectus;

     o the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of August 25, 2000; and

     o the maximum number of shares of common stock that may be offered for the account of such selling securityholder (including its transferees, pledgees, donees or their successors) under the prospectus.

                                                                                                      NO. OF
                                                                AGGREGATE         PRINCIPAL      SHARES OF COMMON        NO. OF
                                                                PRINCIPAL           AMOUNT             STOCK        SHARES OF COMMON
                                                                 AMOUNT            OF NOTES         OWNED PRIOR          STOCK
       NAME OF SELLING SECURITYHOLDER                           OF NOTES           OFFERED               TO            OFFERED(1)
                                                                                                   OFFERING(1)
       ------------------------------------------------        ------------      -----------     ----------------   ----------------
       AIG SoundShore Holdings Ltd.....................        $ 165,000(2)       $ 165,000           9,295(3)           9,295


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(1)  Reflects the shares of common stock into which the notes held by such securityholder and covered hereby are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes and covered hereby are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.
(2) As of August 25, 2000, AIG SoundShore Holdings Ltd. beneficially owned an additional $1,400,000 aggregate principal amount at maturity of our 3.25% Convertible Subordinated Discount Notes. Those notes are not covered by this prospectus.
(3) As of August 25, 2000, AIG SoundShore Holdings Ltd. beneficially owned an additional 78,875 shares of Tekelec common stock issuable upon conversion of $1,400,000 aggregate principal amount at maturity of our 3.25% Convertible Subordinated Discount Notes. Those shares are not covered by this prospectus.

     The selling securityholder named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of its notes and common stock since the date on which the securityholder provided the information in the table regarding its notes and common stock. Any such sales would affect the data in the above table.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 25, 2000.